AMENDMENT NO. 1 TO THE SHAREHOLDERS AGREEMENT

This AMENDMENT NO. 1 TO THE SHAREHOLDERS AGREEMENT (this “Amendment”) is entered into as of September 17, 2010, by and between Tutor Perini Corporation (f/k/a Perini Corporation), a Massachusetts corporation (the “Company”), and Ronald N. Tutor, a resident of California, in his capacity as the Shareholder Representative (as defined in the Shareholders Agreement (as defined below)) (“Tutor”).

W I T N E S S E T H:

WHEREAS, the Company, Tutor and the other shareholders listed on the schedule of shareholders that was attached thereto, entered into a Shareholders Agreement, made as of April 2, 2008 (the “Shareholders Agreement”);

WHEREAS, Section 9(a) of the Shareholders Agreement permits amendments to the Shareholders Agreement if signed in writing by the Company and Tutor (in his capacity as Shareholder Representative); and

WHEREAS, the Company and Tutor desire to amend the Shareholders Agreement as provided in this Amendment.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Defined Terms.  Capitalized terms used in this Amendment without separate definition shall have the respective meanings assigned to such terms in the Shareholders Agreement.

Section 2. Amendment to Section 1.  Section 1 of the Shareholders Agreement is hereby amended by deleting the definition of “Transfer” in its entirety and replacing it with the following:  “Transfer” means a sale, transfer, hypothecation, negotiation, pledge, assignment, encumbrance, grant of any option, warrant or other right to purchase, or otherwise dispose of, or any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Company Common Stock.

Section 3. Amendment to Section 5.  Section 5(a) of the Shareholders Agreement is hereby amended by:

(a) removing the words “seventy percent (70%)” and replacing them with “sixty percent (60%)”; and

(b) adding the following language immediately prior to the proviso in Section 5(a)(y)(ii): so long as such Transfer does not result, directly or indirectly, in the Transfer of shares, through one or a series of related transactions, equal to or greater than fifteen percent (15%) of the Total Voting Power to any “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act;

Section 4. Effect of Amendment.  The Parties hereto agree that except as expressly amended hereby, all terms of the Shareholders Agreement shall remain in full force and effect.  In the event of any inconsistency or conflict between the Shareholders Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

Section 5. Entire Agreement.  This Amendment and the Shareholders Agreement, including the Exhibits and other documents referred to therein which form a part thereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein.  From and after the execution of a counterpart hereof by the parties hereto, any reference to the Shareholders Agreement shall be deemed to be a reference to the Shareholders Agreement as amended hereby.

Section 6. Governing Law.  The interpretation and construction of this Amendment and all matters relating hereto shall be governed by the laws of the State of Massachusetts applicable to contracts made and to be performed entirely within the State of Massachusetts, without giving effect to any conflict of law provisions thereof.

Section 7. Counterparts.  This Amendment may be executed in counterparts, each of which shall constitute an original, and both of which taken together shall constitute one instrument.  Any signature page delivered by a facsimile machine shall be binding to the same extent as an original signature page.

Section 8. Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties and the other shareholders who are party to the Shareholders Agreement and their respective successors and permitted assigns.  No party may assign either this Amendment or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed, all as of the day and year first above written.

TUTOR PERINI CORPORATION

By:           /s/ William B. Sparks
                                                                 Name:  William B. Sparks
                                                                 Title: Executive Vice President & Treasurer

/s/ Ronald N. Tutor
Ronald N. Tutor,
as Shareholder Representative